United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

November 9, 2009

Date of Report

OAK RIDGE MICRO-ENERGY, INC.

(Exact name of Registrant as specified in its Charter)

Colorado	0000-50032	94-3431032
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

3046 E. Brighton Place

Salt Lake City, Utah  84121

 (Address of Principal Executive Offices)

(801) 201-7635

(Registrant’s Telephone Number, including area code)

275 Midway Lane

Oak Ridge, Tennessee  37830

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2009, John B. Bates, PhD. resigned as Chief Technical Officer and as a Director of the Company; he expressed a desire to limit his current services to the Company by reason of his age, 66 years, and present health concerns.  There were no disagreements between Dr. Bates and the Company regarding this resignation.  The Company has not yet filled the vacancy on the Board of Directors created by Dr. Bates’ resignation, but is seeking a qualified person for this position who will assist the Company in a planned aggressive licensing effort of the Company’s thin-film battery technology.

The Company and Dr. Bates anticipate entering into a Consulting Agreement for his valued services in licensing the Company’s technology, on an as needed basis.

Subject to Dr. Bates’ agreement to honor the terms of Section 6 of the Amended and Restated Employment Agreement dated April 15, 2003 (the “Agreement”), titled “Trade Secrets,” and his representation and warranty that he has no knowledge of any actual or potential corporate opportunities respecting any of the Company’s Trade Secrets that have not been fully disclosed to the Company; and subject to the receipt by the Company of all funds maintained in the Company’s ORNLFCU Credit Union account, less funds to cover any outstanding checks or Company debts, and the delivery of all information of any type whatsoever and without qualification respecting the Company’s Trade Secrets, except as otherwise agreed and as indicated in Dr. Bates’ Resignation, (i) Dr. Bates’ resignation has been accepted; (ii) the Agreement has been terminated; (iii) Dr. Bates was released from the provisions of Section 7 of the Agreement titled “Covenant Not to Compete”; and (iv) Section 15 of the Agreement titled “Return of Company Property,” specifically with respect to Dr. Bates’ technical notebooks, was waived temporarily until such time as the Company’s technical records are no longer needed to respond to the Company’s final patent in review or to assist in the transfer of the Company’s technology; and Dr. Bates was granted indemnification by the Company for all actions he has taken on behalf of the Company.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

OAK RIDGE MICRO-ENERGY, INC.

Date:	November 13, 2009	By:	/s/ Mark Meriwether
Mark Meriwether
President, Secretary and Director

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